Exhibit 99.1

One Horizon Delivers Mobile VoIP Solution for Prepaid Roamers with Smart Communications, the Philippines Leading Wireless Service Provider

LIMERICK, IRELAND—(Marketwired – April 20, 2016) - One Horizon Group, Inc. (NASDAQ: OHGI), a leading carrier-grade VoIP solution for mobile providers and smartphones, today announced that it has delivered a data roaming VoIP solution with its customer, Smart Communications, the Philippines leading wireless service provider with an estimated 55 million prepaid subscribers. For the first time ever, prepaid subscribers that travel abroad are now able to call home on their operators’ data roaming service free from roaming fees (http://smart.com.ph/smartroamer).

Smart Communications' prepaid subscribers can simply download their Smart Roamer VoIP app from the App Store or Google Play and purchase credit for their voice and SMS use.  When they arrive at their destination country, they can use data-roaming for free but limited to the VoIP service of Smart Communications supplied by One Horizon Group. Calls and SMS messages are deducted against the prepaid balance amount until there is no prepaid balance remaining.  The users are then free to top up and keep using the service by purchasing more credit.

Traditionally, prepaid users all over the world were unable to make a telephone call while roaming as their home-currency prepaid credit could not be managed by a foreign operator.  This led to prepaid users being left without voice and data services when they traveled; thereby driving them to use Over-the-Top (‘OTT’) dialers over Wi-Fi to phone home.

By using the One Horizon Group ultra-low data-consumption VoIP service our carriers get 15 minutes of VoIP for just 1 MB.  It now makes commercial sense to allow data-roaming-VoIP compared to standard VoIP dialers that use over 10x more data than the patented One Horizon Group technology.  With inter-operator data costs typically being set at around $0.10 per MB, carriers now have an additional revenue stream by finally being able to offer roaming calls to their prepaid subscribers at a price-point that is competitive with OTT services.

Brian Collins, CEO of One Horizon Group, stated, "We are very excited to see the Smart Roamer service launched in the five airports in the Philippines. Our unique technology now offers carriers the ability to keep their prepaid subscribers revenue generating even when they roam abroad.  This is the first time a service offering such as this has been made available to prepaid consumers and we fully expect to continue replicating this model with new carriers throughout the world. The revenue model for One Horizon Group is simple; we charge a user license fee and a recurring maintenance fee. Operators can offer the service so that the first prepayment by their subscribers covers the user license cost. There are no capital expenditure requirements as this is a cloud-based service, we supply clients with a white-labeled App, and our carriers market the service to their subscribers.  As a result of our R&D investments to date, we now can offer carriers a state of the art prepaid roaming VoIP solution that is efficient, scalable, affordable and profitable."

The application and benefit of the One Horizon Group low-bandwidth VoIP in the prepaid roaming sector presents a large market opportunity with 4.7 billion unique mobile subscribers in the world1, 76% of whom are prepaid2.

1 http://www.gsmamobileeconomy.com

2 http://wearesocial.com/uk/special-reports/digital-in-2016

About Smart Communications, Inc.

Smart Communications, Inc. (Smart) is the Philippines' leading wireless services provider. Smart has built a reputation for innovation, having introduced world-first wireless offerings such as Smart Money, Smart Load, Smart Padala, and the Netphone. Smart offers 3G, HSPA+, and LTE services, while its satellite service Smart Link provides communications to the global maritime industry. Smart Broadband, Inc., a wholly-owned subsidiary, offers a wireless broadband service, Smart Broadband, with 2.6 million subscribers.

Smart is a wholly owned subsidiary of the Philippines' leading telecommunications carrier, the Philippine Long Distance Telephone Company. For more information, visit http://www.smart.com.ph.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) a leading developer and operator of carrier-grade optimized VoIP solutions for mobile telcos and enterprises. The company currently services over 15 million subscribers across 20 licensed brands worldwide. The technology is one of the world's most bandwidth-efficient mobile VoIP, messaging and advertising platforms for smartphones. Founded in 2012, the Company now has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore, Hong Kong and Latin America. For more information on the Company please visit http://www.onehorizongroup.com.

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Investor Contact:
Capital Markets Group, LLC
Alan Sheinwald or Valter Pinto
PH: (914) 669-0222

Valter@CapMarketsGroup.com
www.capmarketsgroup.com